Exhibit 2

AMENDED AND RESTATED

PLAN OF CONVERSION AND REORGANIZATION

OF

RHINEBECK BANCORP, MHC

TABLE OF CONTENTS

1.	INTRODUCTION	1
2.	DEFINITIONS	2
3.	PROCEDURES FOR CONVERSION	9
4.	APPLICATIONS AND APPROVALS	12
5.	SALE OF SUBSCRIPTION SHARES	12
6.	PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES	12
7.	RETENTION OF CONVERSION PROCEEDS BY THE HOLDING COMPANY	13
8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)	14
9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)	14
10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)	15
11.	SUBSCRIPTION RIGHTS OF OTHER DEPOSITORS (FOURTH PRIORITY)	15
12.	COMMUNITY OFFERING	16
13.	SYNDICATED COMMUNITY OFFERING OR FIRM COMMITMENT UNDERWRITTEN OFFERING	17
14.	LIMITATIONS ON PURCHASES	18
15.	PAYMENT FOR SUBSCRIPTION SHARES	19
16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS	20
17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT	21
18.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES	22
19.	ESTABLISHMENT OF LIQUIDATION ACCOUNTS	22
20.	VOTING RIGHTS OF STOCKHOLDERS	24
21.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION OF SUBSCRIPTION SHARES	25
22.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION	25
23.	TRANSFER OF DEPOSIT ACCOUNTS	26
24.	REGISTRATION AND MARKETING	26
25.	TAX RULINGS OR OPINIONS	26
26.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS	26
27.	RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY	27
28.	PAYMENT OF DIVIDENDS AND THE REPURCHASE OF STOCK	28
29.	ARTICLES OF INCORPORATION	29
30.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE	29
31.	EXPENSES OF CONVERSION	29
32.	AMENDMENT OR TERMINATION OF PLAN	29
33.	CONDITIONS TO CONSUMMATION OF CONVERSION	30
34.	INTERPRETATION	30

(i)

Exhibit A	Form of Certificate of Incorporation of Rhinebeck Interim Corporation
Exhibit B	Form of Merger Agreement between Rhinebeck Interim Corporation and Rhinebeck Bancorp, Inc.

(ii)

AMENDED AND RESTATED

PLAN OF CONVERSION AND REORGANIZATION

OF

RHINEBECK BANCORP, MHC

1.	INTRODUCTION

This Amended and Restated Plan of Conversion and Reorganization (the “Plan”) provides for the conversion and reorganization of Rhinebeck Bancorp, MHC, a New York-chartered mutual holding company (the “Mutual Holding Company”), from the mutual to the capital stock form of organization (the “Conversion”). As of the date of this Plan, the Mutual Holding Company owns a majority of the outstanding shares of common stock of Rhinebeck Bancorp, Inc., a Maryland-chartered stock corporation (prior to the completion of the Conversion, the “Mid-Tier Holding Company” or, after the completion of the Conversion, the “Holding Company”), and the Mid-Tier Holding Company owns 100% of the outstanding shares of common stock of Rhinebeck Bank, a New York-chartered stock savings bank (the “Bank”).

In connection with the Conversion, the Mutual Holding Company will convert its charter from that of a New York mutual holding company to that of a Delaware stock corporation (the “MHC Charter Conversion”) under the name “Rhinebeck Interim Corporation” (the “Delaware Corporation”). Immediately thereafter, the Delaware Corporation will merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the surviving entity (the “Holding Company Merger”).

In connection with the Conversion, each Minority Stockholder will receive Holding Company Common Stock in exchange for Minority Shares pursuant to the Exchange Ratio. In addition, the Holding Company will offer shares of Conversion Stock on a priority basis in the Offering as provided herein. The subscription rights granted to Participants in the Subscription Offering are set forth in Sections 8 through 11 hereof. All sales of Subscription Shares in the Community Offering, the Syndicated Community Offering or in the Firm Commitment Underwritten Offering, or in any other manner permitted by the Bank Regulators, will be at the sole discretion of the Boards of Directors of the Holding Company and the Bank. The Conversion will have no impact on depositors, borrowers or other customers of the Bank. After the Conversion, the Bank’s insured deposits will continue to be insured by the FDIC to the extent provided by applicable law.

The capital raised in the Conversion will provide the Bank and the Holding Company with additional resources to support growth, the opening or acquisition of additional branch offices, and the acquisition of other financial institutions or businesses related to banking, and for other general corporate purposes. The Conversion will also provide the Bank and the Holding Company greater corporate flexibility to effect mergers, acquisitions and other business combinations. The Holding Company may choose to pay regular quarterly dividends to its stockholders, and the Conversion will enable the Holding Company to pay such dividends without complications associated with the mutual holding company structure.

This Plan has been adopted by the Boards of Trustees/Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank. This Plan also must be approved by at least: (i) 75% of the votes cast by Voting Depositors at the Depositor Meeting; (ii) a majority of the total votes eligible to be cast by Voting Depositors at the Depositor Meeting; (iii) two-thirds of the total votes eligible to be cast by Stockholders at the Stockholder Meeting; and (iv) a majority of the total votes eligible to be cast by Minority Stockholders at the Stockholder Meeting. Approval of this Plan by the Voting Depositors and by the Stockholders shall constitute approval of each of the constituent transactions necessary to implement this Plan, including the MHC Charter Conversion and the Holding Company Merger and any amendments to the Articles of Incorporation of the Holding Company. The Federal Reserve and the Department must approve this Plan before it is presented to Voting Depositors and Stockholders for their approval.

2.	DEFINITIONS

For the purposes of this Plan, the following terms have the following meanings:

Account Holder – Any Person holding a Deposit Account in the Bank.

Acting in Concert – The term Acting in Concert means: (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by such plan will be aggregated.

Affiliate – Any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

Appraised Value Range – The range of the estimated consolidated pro forma market value of the Holding Company, which shall also be equal to the estimated pro forma market value of the total number of shares of Conversion Stock to be issued in the Conversion, as determined by the Independent Appraiser before the Subscription Offering and as it may be amended from time to time thereafter. The maximum and minimum of the Appraised Value Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Appraised Value Range.

Articles of Merger – The Articles of Merger filed with the Maryland Department for the Holding Company Merger, and any similar documents filed in connection with the consummation of any merger relating to the Conversion.

2

Associate – The term Associate when used to indicate a relationship with any Person, means (i) any corporation or organization (other than the Mutual Holding Company, the Mid-Tier Holding Company, the Bank or a majority-owned subsidiary of the Mutual Holding Company, the Mid-Tier Holding Company or the Bank) if the person is a senior officer or partner or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization, (ii) any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the trust or estate except that for the purposes of this Plan relating to subscriptions in the Offering and the sale of Subscription Shares, a person who has a substantial beneficial interest in any Non-Tax-Qualified Employee Stock Benefit Plan or any Tax-Qualified Employee Stock Benefit Plan, or who is a trustee or fiduciary of such plan, is not an Associate of such plan, and except that, for purposes of aggregating total shares that may be held by Officers and Directors, the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan, and (iii) any person who is related by blood or marriage to such person and (A) who lives in the same home as such person or (B) who is a Director or Officer of the Mutual Holding Company, the Holding Company, the Mid-Tier Holding Company or the Bank, or any of their parents or subsidiaries.

Bank – Rhinebeck Bank, a New York-chartered stock savings bank.

Bank Liquidation Account – The account established by the Bank representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the Conversion.

Bank Regulators – The Department, the Federal Reserve and other bank regulatory agencies, if any, responsible for reviewing and approving the Conversion.

Certificate of Conversion – The Certificate of Conversion of the Mutual Holding Company filed with the Delaware Division to effect the MHC Charter Conversion.

Certificate of Incorporation – The Certificate of Incorporation of the Delaware Corporation filed with the Delaware Division to effect the MHC Charter Conversion.

Certificate of Merger – The Certificate of Merger filed with the Delaware Division for the Holding Company Merger, and any similar documents filed in connection with the consummation of any merger relating to the Conversion.

Code – The Internal Revenue Code of 1986, as amended.

Community Offering – The direct offering by the Holding Company of Subscription Shares not subscribed for in the Subscription Offering for sale to certain members of the general public. The Community Offering may commence concurrently with or during the Subscription Offering or any Syndicated Community Offering or both, or upon the conclusion of the Subscription Offering.

Control – (including the terms “controlling,” “controlled by,” and “under common control with”) means the direct or indirect power to direct or exercise a controlling influence over the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise as described in 12 C.F.R. Part 238.

3

Conversion – The conversion and reorganization of the Mutual Holding Company to stock form pursuant to this Plan, and all steps incident or necessary thereto, including the Offering and the Exchange Offering.

Conversion Stock – The Subscription Shares and the Exchange Shares.

Delaware Corporation – The Delaware stock corporation resulting from the MHC Charter Conversion.

Delaware Division – The Division of Corporations of the State of Delaware.

Department – The New York State Department of Financial Services and the Superintendent of the New York State Department of Financial Services, as applicable.

Deposit Account – Any withdrawable account, including, without limitation, savings, time, demand, NOW accounts, money market, certificate and passbook accounts.

Depositor – Any Person that has a Deposit Account with the Bank.

Depositor Meeting – The special meeting of Voting Depositors, and any adjournments thereof, held to consider and vote upon this Plan.

Depositor Voting Record Date – The date fixed by the Board of Trustees of the Mutual Holding Company for determining eligibility to vote at the Depositor Meeting.

Director – A member of the Board of Directors or Board of Trustees, as applicable, of the Bank, the Holding Company, the Mid-Tier Holding Company or the Mutual Holding Company, as appropriate in the context.

Eligible Account Holder – Any Person holding a Qualifying Deposit as of the close of business on the Eligibility Record Date for purposes of determining subscription rights and establishing subaccount balances in the Liquidation Account and the Bank Liquidation Account.

Eligibility Record Date – The date for determining Eligible Account Holders of the Bank, which is December 31, 2024.

Employees – All Persons employed by the Bank, the Mid-Tier Holding Company or the Mutual Holding Company.

Employee Plans – Any one or more Tax-Qualified Employee Stock Benefit Plans of the Bank or its subsidiaries or the Holding Company, including any ESOP and 401(k) Plan.

ESOP – The Rhinebeck Bank Employee Stock Ownership Plan, as amended, and related trust.

4

Exchange Offering – The offering of Exchange Shares to Minority Stockholders in exchange for Minority Shares.

Exchange Ratio – The ratio at which a Minority Share is exchanged for an Exchange Share upon consummation of the Conversion. The Exchange Ratio (which shall be rounded to four decimal places) shall be determined such that as of the closing of the Conversion, the Minority Stockholders will own in the aggregate the same percentage of the outstanding shares of Holding Company Common Stock immediately upon completion of the Conversion as the percentage of Mid-Tier Holding Company common stock owned by the Minority Stockholders in the aggregate immediately before the consummation of the Conversion before giving effect to (a) cash paid in lieu of any fractional Exchange Shares and (b) any Subscription Shares purchased by Minority Stockholders in the Offering; provided that the Exchange Ratio will be adjusted to reflect assets held by the Mutual Holding Company (other than shares of common stock of the Mid-Tier Holding Company).

Exchange Shares – The shares of Holding Company Common Stock issued to Minority Stockholders in the Exchange Offering.

FDIC – The Federal Deposit Insurance Corporation.

Federal Reserve – The Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of New York.

Firm Commitment Underwritten Offering – The offering, at the sole discretion of the Holding Company, of Subscription Shares not subscribed for in the Subscription Offering and any Community Offering, to members of the general public through one or more underwriters. A Firm Commitment Underwritten Offering may occur following the Subscription Offering and any Community Offering.

401(k) Plan – The Rhinebeck Bank 401(k) Plan, as amended, and related trust.

Holding Company – The Mid-Tier Holding Company, also referred to as the “Holding Company” in the context of the Offering or after consummation of the Conversion.

Holding Company Common Stock – The common stock, par value $0.01 per share, of the Holding Company. Shares of Holding Company Common Stock will be issued in the Offering and Exchange Offering.

Holding Company Merger – The merger of the Delaware Corporation with and into the Mid-Tier Holding Company, with the Mid-Tier Holding Company as the surviving entity.

Independent Appraiser – The appraiser retained by the Mutual Holding Company, Mid-Tier Holding Company and the Bank to prepare an appraisal of the pro forma market value of the Holding Company.

Liquidation Account – The account established by the Delaware Corporation and assumed by the Holding Company in the Holding Company Merger, representing the liquidation interests received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the Conversion in exchange for their interests in the Mutual Holding Company immediately before the Conversion.

5

Local Community –Albany, Dutchess, Orange and Ulster Counties in New York.

Majority Ownership Interest – A fraction, the numerator of which is the number of shares of Mid-Tier Holding Company common stock owned by the Mutual Holding Company immediately before the completion of the Conversion, and the denominator of which is the total number of shares of Mid-Tier Holding Company common stock issued and outstanding immediately before the completion of the Conversion.

Maryland Department – The Maryland State Department of Assessments and Taxation.

MHC Charter Conversion – The statutory conversion of the Mutual Holding Company from a nonstock corporation formed under the New York Banking Law to a Delaware stock corporation pursuant to Delaware law. The MHC Charter Conversion shall occur immediately before the completion of the Conversion, as set forth in this Plan.

Mid-Tier Holding Company – Rhinebeck Bancorp, Inc., the Maryland-chartered corporation that owns 100% of the outstanding shares of common stock of the Bank, and any successor thereto.

Minority Shares – All outstanding shares of common stock of the Mid-Tier Holding Company and shares of common stock of the Mid-Tier Holding Company issuable upon the exercise of options or the grant of stock awards, owned by persons other than the Mutual Holding Company.

Minority Stockholder – Any owner of Minority Shares.

Mutual Holding Company – Rhinebeck Bancorp, MHC, the New York-chartered mutual holding company of the Mid-Tier Holding Company and the Bank and that owns a majority of the outstanding shares of common stock of the Mid-Tier Holding Company.

Offering – The offering and issuance, pursuant to this Plan, of shares of Holding Company Common Stock in a Subscription Offering, Community Offering, Syndicated Community Offering and/or Firm Commitment Underwritten Offering, as the case may be. The term “Offering” does not include the Exchange Offering.

Offering Range – The range of Subscription Shares offered for sale in the Offering multiplied by the Subscription Price. The Offering Range shall be equal to the Appraised Value Range multiplied by the Majority Ownership Interest (as adjusted to reflect assets held by the Mutual Holding Company (other than shares of common stock of the Mid-Tier Holding Company)). The maximum and minimum of the Offering Range may vary as much as 15% above and 15% below, respectively, the midpoint of the Offering Range.

6

Officer – The term Officer means, with respect to Mutual Holding Company, the Holding Company, the Mid-Tier Holding Company or the Bank, the chairman of the board, president, any vice president, treasurer, secretary, or comptroller, or any other person who participates in its major policy decisions.

Order Form – Any form (together with any cover letter and acknowledgments) sent to any Participant or Person containing among other things a description of the alternatives available to such Participant or Person under this Plan and by which any such Participant or Person may make elections regarding subscriptions for Subscription Shares.

Other Depositor – Any Person holding a Qualifying Deposit at the close of business on the Depositor Voting Record Date (other than an Eligible Account Holder or a Supplemental Eligible Account Holder).

Participant – Any Eligible Account Holder, Employee Plan, Supplemental Eligible Account Holder or Other Depositor.

Person – An individual, a corporation, a partnership, an association, a joint-stock company, a limited liability company, a trust, an unincorporated organization, or a government or political subdivision of a government.

Plan – This Amended and Restated Plan of Conversion and Reorganization of the Mutual Holding Company as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

Prospectus – The one or more documents used in offering the Subscription Shares.

Qualifying Deposit – The aggregate balance of all Deposit Accounts in the Bank or in another entity, described below, of (i) an Eligible Account Holder at the close of business on the Eligibility Record Date, provided such aggregate balance is not less than $100.00, (ii) a Supplemental Eligible Account Holder at the close of business on the Supplemental Eligibility Record Date, provided such aggregate balance is not less than $100.00, or (iii) an Other Depositor at the close of business on the Depositor Voting Record Date, provided such aggregate balance is not less than $100.00. The term “Qualifying Deposit” shall also include the aggregate balance of all Deposit Accounts of not less than $100.00 held by Persons at the close of business on the Eligibility Record Date, Supplemental Eligibility Record Date or Depositor Voting Record Date in any entity merged with the Bank, the Mid-Tier Holding Company or the Mutual Holding Company prior to the closing of the Conversion, which merger would result in such Persons having the subscription rights of an Eligible Account Holder, Supplemental Eligible Account Holder or Other Depositor under applicable rules of the Bank Regulators.

Resident – Any Person who occupies a dwelling within the Local Community, has a present intent to remain within the Local Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Local Community together with an indication that such presence within the Local Community is something other than merely transitory. To the extent the Person is a corporation or other business entity, to be a Resident the principal place of business or headquarters of the corporation or business entity must be in the Local Community. To the extent a Person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, circumstances of the trustee shall be examined for purposes of this definition. The Mutual Holding Company and the Bank may utilize deposit or loan records or such other evidence provided to it to determine whether a Person is a Resident. In all cases, however, such a determination shall be in the sole discretion of the Mutual Holding Company and the Bank. A Person must be a “Resident” for purposes of determining whether such person “resides” in the Local Community, as such term is used in this Plan.

7

SEC – The United States Securities and Exchange Commission.

Stockholder – Any owner of outstanding common stock of the Mid-Tier Holding Company, including the Mutual Holding Company.

Stockholder Meeting – The special or annual meeting of Stockholders, and any adjournments thereof, held to consider and vote upon this Plan.

Stockholder Voting Record Date – The date fixed by the Board of Directors of the Mid-Tier Holding Company for determining eligibility to vote at the Stockholder Meeting.

Subscription Offering – The offering of Subscription Shares to Participants.

Subscription Price – The price per Subscription Share to be paid by Participants and others in the Offering. The Subscription Price will be $10.00, unless otherwise determined by the Board of Directors of the Holding Company, and it will be fixed before the commencement of the Subscription Offering.

Subscription Shares – Shares of Holding Company Common Stock offered for sale in the Offering. Subscription Shares do not include Exchange Shares.

Supplemental Eligible Account Holder – Any Person (other than Directors and Officers of the Mutual Holding Company, the Bank and/or the Mid-Tier Holding Company and their Associates) holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date and who is not an Eligible Account Holder.

Supplemental Eligibility Record Date – The date for determining Supplemental Eligible Account Holders, which shall be the last day of the calendar quarter preceding Federal Reserve approval of the application for conversion. The Supplemental Eligibility Record Date will be used only if the Federal Reserve has not approved the Conversion within fifteen (15) months after the Eligibility Record Date.

Syndicated Community Offering – The offering, at the sole discretion of the Holding Company, of Subscription Shares not subscribed for in the Subscription Offering and the Community Offering, to members of the general public through a syndicate of broker-dealers. The Syndicated Community Offering may commence concurrently with, during or after the Subscription Offering and any Community Offering.

8

Tax-Qualified Employee Stock Benefit Plan – Any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be “qualified” under Code Section 401. A “Non-Tax-Qualified Employee Stock Benefit Plan” means any stock benefit plan that is not so qualified under Section 401 of the Internal Revenue Code.

Voting Depositor – Any Depositor who at the close of business on the Depositor Voting Record Date is entitled to vote as a Depositor.

3.	PROCEDURES FOR CONVERSION

A.            After adoption of this Plan by the Boards of Trustees/Directors of the Bank, the Mid-Tier Holding Company and the Mutual Holding Company, this Plan, together with all other requisite material, shall be submitted to the Bank Regulators for approval. Notice of the adoption of this Plan by the Boards of Trustees/Directors of the Bank, the Mutual Holding Company and the Mid-Tier Holding Company will be published in a newspaper having general circulation in each community in which an office of the Bank is located, and copies of this Plan will be made available at each office of the Bank for inspection by Depositors. The Mutual Holding Company will publish one or more notices of the filing with the Bank Regulators of an application to convert in accordance with the provisions of this Plan as well as notices required in connection with any holding company application, merger application or other application required to complete the Conversion.

B.            Promptly following approval by the Bank Regulators, this Plan will be submitted to: (i) a vote of the Voting Depositors at the Depositor Meeting and (ii) a vote of the Stockholders at the Stockholder Meeting. The Mutual Holding Company will mail to all Voting Depositors, at their last known address appearing on the records of the Bank as of the Depositor Voting Record Date, a proxy statement describing this Plan at least twenty (20) days and not more than forty-five (45) days before the Depositor Meeting. The Mid-Tier Holding Company will mail to all Stockholders as of the Stockholder Voting Record Date a proxy statement describing this Plan. The Holding Company also will mail to all Participants a Prospectus and Order Form for the purchase of Subscription Shares. In addition, all Participants will receive, or will be given the opportunity to request by either telephone or by letter addressed to the Bank’s Secretary, a copy of this Plan as well as the articles of incorporation and bylaws of the Holding Company. This Plan must be approved by at least: (i) 75% of the votes cast by Voting Depositors at the Depositor Meeting; (ii) a majority of the total votes eligible to be cast by Voting Depositors at the Depositor Meeting; (iii) two-thirds of the total votes eligible to be cast by Stockholders at the Stockholder Meeting; and (iv) a majority of the total votes eligible to be cast by Minority Stockholders at the Stockholder Meeting. Voting at the Depositor Meeting may be in person or by proxy. Proxy voting may be via telephone and/or Internet. Each Voting Depositor will be entitled to cast one vote for each $100 of deposits in the Bank on the Voting Record Date. No Voting Depositor may cast more than 1,000 votes at the Depositor Meeting. The number of votes eligible to be cast at the Depositor Meeting by any executive officers, trustees or directors of the Bank, the Mid-Tier Holding Company or the Mutual Holding Company whose deposits have increased from the Eligibility Record Date to the Depositor Voting Record Date shall be counted on the basis of their account balances as of the Eligibility Record Date rather than the Depositor Voting Record Date. The Bank will notify the Bank Regulators promptly of the actions of the Voting Depositors and will certify to the Department the result of the vote taken at the Depositor Meeting. Upon such approval of this Plan, the Mutual Holding Company, the Mid-Tier Holding Company and the Bank will take all other necessary steps pursuant to applicable laws and regulations to consummate the Conversion. The Conversion must be completed within twenty-four (24) months of the approval of this Plan by the Department.

9

C.            The period for the Subscription Offering will be not less than twenty (20) days nor more than forty-five (45) days from the date Participants are first mailed a Prospectus and Order Form, unless extended. Any Subscription Shares for which subscriptions have not been received in the Subscription Offering may be issued in a Community Offering, a Syndicated Community Offering and/or Firm Commitment Underwritten Offering, or in any other manner permitted by the Bank Regulators. All sales of Subscription Shares must be completed within forty-five (45) days after the last day of the Subscription Offering, unless the offering period is extended by the Mutual Holding Company and the Holding Company with the approval of the Bank Regulators.

D.            The Conversion will be effected as follows, or in any other manner that is consistent with the purposes of this Plan and applicable laws and regulations. The choice of method to effect the Conversion will be made by the Boards of Trustees/Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank no later than immediately before the closing of the Conversion. Each of the steps set forth below shall be deemed to occur in such order as is necessary to consummate the Conversion pursuant to this Plan, the intent of the Boards of Trustees/Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank, and applicable federal and state regulations and policy. Approval of this Plan by Voting Depositors and Stockholders also shall constitute approval of each of the transactions necessary to implement this Plan.

(1)	The Mutual Holding Company will convert its charter from that of a New York mutual holding company to that of a Delaware stock corporation pursuant to Delaware law, including by filing the Certificate of Incorporation attached hereto as Exhibit A. Concurrently with the MHC Charter Conversion, the Delaware Corporation will establish a Liquidation Account, and Depositors will receive interests in the Liquidation Account in the Delaware Corporation in exchange for their ownership interests in the Mutual Holding Company. The Delaware Corporation will not issue any capital stock.

(2)	Immediately after the MHC Charter Conversion, the Delaware Corporation will merge with the Mid-Tier Holding Company, with the Mid-Tier Holding Company as the surviving entity, pursuant to the Agreement of Merger attached hereto as Exhibit B, whereby the shares of Mid-Tier Holding Company common stock held by the Delaware Corporation will be canceled, and Depositors will receive interests in the Liquidation Account in the Mid-Tier Holding Company in exchange for their interests in the Liquidation Account in the Delaware Corporation. As part of the Holding Company Merger, each of the Minority Shares shall automatically, without further action on the part of the holders thereof, be converted into and become the right to receive Holding Company Common Stock based upon the Exchange Ratio.

10

(3)	Immediately after the Holding Company Merger, the Holding Company will sell the Subscription Shares in the Offering.

(4)	The Holding Company will contribute at least 50% of the net proceeds of the Offering to the Bank in constructive exchange for additional shares of common stock of the Bank and in exchange for the Bank Liquidation Account.

E.            As part of the Conversion and as set forth in (2), above, the Minority Shares outstanding immediately before the consummation of the Conversion shall automatically, without further action on the part of the holders thereof, be converted into and become the right to receive Exchange Shares based upon the Exchange Ratio. The basis for exchange of Minority Shares for Exchange Shares shall be fair and reasonable. Options to purchase shares of Mid-Tier Holding Company common stock that are outstanding immediately before the consummation of the Conversion shall be maintained with the number of shares subject to the option and the exercise price per share to be adjusted based upon the Exchange Ratio so that the aggregate exercise price of the option remains unchanged, and with the duration of the option remaining unchanged.

F.            The Holding Company shall register the Conversion Stock with the SEC and any appropriate state securities authorities. In addition, the Mid-Tier Holding Company shall prepare preliminary proxy materials as well as other applications and information for review by the SEC in connection with the solicitation of Stockholder approval of this Plan.

G.            All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mutual Holding Company, the Delaware Corporation and the Mid-Tier Holding Company shall be automatically transferred to and vested in the Holding Company by virtue of the Conversion without any deed or other document of transfer. The Holding Company, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, and interests and powers were held or enjoyed by the Mutual Holding Company, the Delaware Corporation and the Mid-Tier Holding Company. The Holding Company shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mutual Holding Company, the Delaware Corporation and the Mid-Tier Holding Company immediately before the consummation of the Conversion, including liabilities for all debts, obligations and contracts of the Mutual Holding Company, the Delaware Corporation and the Mid-Tier Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mutual Holding Company, the Delaware Corporation and the Mid-Tier Holding Company.

11

H.            The home office and branch offices of the Bank shall be unaffected by the Conversion. The executive offices of the Mid-Tier Holding Company shall be unaffected by the Conversion.

4.	APPLICATIONS AND APPROVALS

The Boards of Trustees/Directors of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank will take all necessary steps to convert the Mutual Holding Company to stock form and complete the Conversion and the Offering. The Mutual Holding Company, Mid-Tier Holding Company and the Bank shall make timely applications to the Bank Regulators and filings with the SEC for any requisite regulatory approvals to complete the Conversion.

5.	SALE OF SUBSCRIPTION SHARES

The Subscription Shares will be offered for sale in the Subscription Offering to the Participants in the respective priorities set forth in this Plan. The Subscription Offering may begin as early as the mailing of the proxy statement for the Depositor Meeting. The Holding Company Common Stock will not be insured by the FDIC. The Bank will not extend credit to any Person to purchase shares of Holding Company Common Stock.

Any Subscription Shares for which subscriptions have not been received in the Subscription Offering may be issued in the Community Offering, subject to the terms and conditions of this Plan. The Community Offering, if any, will involve an offering of unsubscribed Subscription Shares directly to the general public with a first preference given to natural persons and trusts of natural persons residing in the Local Community and a second preference given to Minority Stockholders as of the Stockholder Voting Record Date. The Community Offering may begin concurrently with, during or after the Subscription Offering. The offer and sale of Subscription Shares before the Depositor Meeting, however, is subject to the approval of this Plan by the Voting Depositors and by the Stockholders, including Minority Stockholders.

If feasible, any Subscription Shares remaining unsold after the Subscription Offering and any Community Offering may be offered for sale in a Syndicated Community Offering or a Firm Commitment Underwritten Offering, or in any manner approved by the Bank Regulators that will achieve a widespread distribution of the Subscription Shares. The issuance of Subscription Shares in the Subscription Offering and any Community Offering will be consummated simultaneously on the date the sale of Subscription Shares is consummated in any Syndicated Community Offering or Firm Commitment Underwritten Offering, and only if the required minimum number of Subscription Shares will be issued.

6.	PURCHASE PRICE AND NUMBER OF SUBSCRIPTION SHARES

The total number of shares of Conversion Stock to be offered in the Conversion will be determined jointly by the Boards of Trustees/Directors of the Mutual Holding Company and the Mid-Tier Holding Company immediately before the commencement of the Subscription Offering and will be based on the Appraised Value Range and the Subscription Price. The Offering Range will be equal to the Appraised Value Range multiplied by the Majority Ownership Interest (as adjusted to reflect assets held by the Mutual Holding Company (other than shares of common stock of the Mid-Tier Holding Company)). The estimated pro forma consolidated market value of the Holding Company will be subject to adjustment within the Appraised Value Range if necessitated by market or financial conditions, with the receipt of any required approvals of the Bank Regulators, and the maximum of the Appraised Value Range may be increased by up to 15% after the commencement of the Subscription Offering to reflect changes in market and financial conditions or demand for the shares. The number of shares of Conversion Stock issued in the Conversion will be equal to the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Subscription Price, and the number of Subscription Shares issued in the Offering will be equal to the product of (i) the estimated pro forma consolidated market value of the Holding Company, as may be amended, divided by the Subscription Price, and (ii) the Majority Ownership Interest (as adjusted to reflect assets held by the Mutual Holding Company (other than shares of common stock of the Mid-Tier Holding Company)).

12

If the product of the Subscription Price multiplied by the number of shares of Conversion Stock to be issued in the Conversion is below the minimum of the Appraised Value Range, or materially above the maximum of the Appraised Value Range, a resolicitation of purchasers may be required, provided that up to a 15% increase above the maximum of the Appraised Value Range will not be deemed material so as to require a resolicitation. Any resolicitation shall be effected in such manner and within such time as the Mutual Holding Company and the Mid-Tier Holding Company shall establish, provided that all required regulatory approvals have been obtained.

Notwithstanding the foregoing, shares of Conversion Stock will not be issued unless, before the consummation of the Conversion, the Independent Appraiser confirms to the Bank, the Mutual Holding Company, the Holding Company and the Bank Regulators, that, to the best knowledge of the Independent Appraiser, nothing of a material nature has occurred that, taking into account all relevant factors, would cause the Independent Appraiser to conclude that the number of shares of Conversion Stock issued in the Conversion multiplied by the Subscription Price is incompatible with its estimate of the aggregate consolidated pro forma market value of the Holding Company. If such confirmation is not received, the Holding Company may cancel the Offering and the Exchange Offering, extend the Offering and establish a new Subscription Price and/or Appraised Value Range, hold a new Offering and Exchange Offering after canceling the Offering and the Exchange Offering, or take such other action as the Bank Regulators may permit.

The Holding Company Common Stock to be issued in the Conversion shall be fully paid and nonassessable.

7.	RETENTION OF CONVERSION PROCEEDS BY THE HOLDING COMPANY

The Holding Company may retain up to 50% of the net proceeds of the Offering. The Offering proceeds will provide economic strength to the Holding Company and the Bank for the future in a highly competitive and regulated financial services environment, and will support the growth in the operations of the Holding Company and the Bank through increased lending, acquisitions of financial service organizations, continued diversification into other related businesses and other business and investment activities, including the possible payment of dividends and possible repurchases of the Holding Company Common Stock as permitted by applicable state law and by applicable federal regulations and policy.

13

8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

A.            Each Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of $600,000 of Subscription Shares, 0.10% of the total number of Subscription Shares issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares issued in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the purchase limitations specified in Section 14.

B.            If Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription, the Subscription Shares shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of one hundred (100) shares or the number of shares for which such Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

C.            Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates that are based on deposits made by such persons during the twelve (12) months preceding the Eligibility Record Date shall be subordinated to the subscription rights of all other Eligible Account Holders, except as permitted by the Bank Regulators.

9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

The Employee Plans shall have subscription rights to purchase in the aggregate up to 10% of the Subscription Shares issued in the Offering, including any Subscription Shares to be issued as a result of an increase in the maximum of the Offering Range after commencement of the Subscription Offering and before the completion of the Conversion. Consistent with applicable laws and regulations and practices and policies, the Employee Plans may use funds contributed by the Holding Company or the Bank and/or borrowed from an independent financial institution or from the Holding Company to exercise such subscription rights, and the Holding Company and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the Holding Company or the Bank to fail to meet any applicable regulatory capital requirements. The Employee Plans shall not be deemed to be Associates or Affiliates of or Persons Acting in Concert with any Director or Officer of the Holding Company or the Bank. Alternatively, if permitted by the Bank Regulators, the Employee Plans may purchase all or a portion of such shares in the open market after the completion of the Conversion.

14

10.	SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)

A.            Each Supplemental Eligible Account Holder shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of $600,000 of Subscription Shares, 0.10% of the total number of Subscription Shares issued in the Offering, or fifteen times the product (rounded down to the next whole number) obtained by multiplying the number of Subscription Shares issued in the Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder’s Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders and Employee Plans and subject to the purchase limitations specified in Section 14.

B.            If Supplemental Eligible Account Holders exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares eligible for subscription following subscriptions by Eligible Account Holders and Employee Plans, Subscription Shares shall be allocated among the subscribing Supplemental Eligible Account Holders so as to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of one hundred (100) shares or the number of shares for which such Supplemental Eligible Account Holder has subscribed. Any remaining shares will be allocated among the subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of such Supplemental Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated.

11.	SUBSCRIPTION RIGHTS OF OTHER DEPOSITORS (FOURTH PRIORITY)

A.            Each Other Depositor shall have nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of $600,000 of Subscription Shares or 0.10% of the total number of shares of Subscription Shares issued in the Offering, subject to the availability of sufficient shares after filling in full all subscription orders of Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders and subject to the purchase limitations specified in Section 14.

15

B.            If Other Depositors exercise subscription rights for a number of Subscription Shares in excess of the total number of such shares available for subscription following subscriptions by Eligible Account Holders, Employee Plans and Supplemental Eligible Account Holders, Subscription Shares will be allocated among Other Depositors so as to permit each such subscribing Other Depositor, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Subscription Shares equal to the lesser of one hundred (100) shares or the number of shares for which each such Other Depositor has subscribed. Any remaining shares will be allocated among the subscribing Other Depositors whose subscriptions remain unsatisfied in the proportion that the amount of the subscription of each such Other Depositor bears to the total amount of the subscriptions of all Other Depositors whose subscriptions remain unsatisfied.

12.	COMMUNITY OFFERING

If subscriptions are not received for all Subscription Shares offered for sale in the Subscription Offering, shares for which subscriptions have not been received may be offered for sale in the Community Offering through a direct community marketing program that may use a broker, dealer, consultant or investment banking firm experienced and expert in the sale of securities of savings institutions and/or their holding companies. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. If orders for Subscription Shares in the Community Offering exceed the number of shares available for sale, shares shall be allocated (to the extent shares remain available) first to cover orders of natural persons (including trusts of natural persons) residing in the Local Community, second to cover orders of Minority Stockholders as of the Stockholder Voting Record Date, and thereafter to cover orders of members of the general public. If orders for Subscription Shares exceed the number of shares available for sale in a category pursuant to the purchase priorities described above, shares will be allocated within the category so that each depositor of that category will receive the lesser of one hundred (100) shares or the amount ordered, and thereafter remaining shares will be allocated on an equal number of shares basis per order. In connection with the allocation, orders received for Subscription Shares in the Community Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order. The Mutual Holding Company and the Holding Company shall use their best efforts consistent with this Plan to distribute Subscription Shares sold in the Community Offering in such a manner as to promote the widest distribution practicable of such shares. The Holding Company reserves the right to reject any or all orders, in whole or in part, that are received in the Community Offering. Any Person may purchase up to $600,000 of Subscription Shares in the Community Offering, subject to the purchase limitations specified in Section 14.

16

13.	SYNDICATED COMMUNITY OFFERING OR FIRM COMMITMENT UNDERWRITTEN OFFERING

If feasible, the Boards of Trustees/Directors of the Mutual Holding Company and the Holding Company may determine to offer Subscription Shares not sold in the Subscription Offering or the Community Offering, if any, for sale in a Syndicated Community Offering using a broker, dealer, consultant or investment banking firm experienced and expert in the sale of securities of savings institutions and/or their holding companies. Such entities may be compensated on a fixed fee basis or on a commission basis, or a combination thereof. The Syndicated Community Offering shall be subject to such terms, conditions and procedures as may be determined by the Mutual Holding Company and the Holding Company, in a manner that will achieve the widest distribution of Subscription Shares, subject to the right of the Holding Company to accept or reject in whole or in part any orders received in the Syndicated Community Offering. In the Syndicated Community Offering, any Person may purchase up to $600,000 of Subscription Shares in the Syndicated Community Offering, subject to the purchase limitations specified in Section 14. In addition, unless otherwise approved or permitted by the Federal Reserve, orders received for Subscription Shares in the Syndicated Community Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order. Provided that the Subscription Offering has begun, the Holding Company may begin the Syndicated Community Offering at any time. The Holding Company reserves the right to reject any or all orders, in whole or in part, that are received in the Syndicated Community Offering.

Alternatively, if feasible, the Board of Trustees/Directors may determine to offer Subscription Shares not sold in the Subscription Offering or any Community Offering for sale in a Firm Commitment Underwritten Offering subject to such terms, conditions and procedures as may be determined by the Mutual Holding Company and the Holding Company, subject to the right of the Holding Company to accept or reject in whole or in part any orders in the Firm Commitment Underwritten Offering. In the Firm Commitment Underwritten Offering, any Person may purchase up to $600,000 of the Subscription Shares, subject to the purchase limitations specified in Section 13. In addition, unless otherwise approved or permitted by the Federal Reserve, orders received for Subscription Shares in the Firm Commitment Underwritten Offering will first be filled up to a maximum of two percent (2%) of the shares sold in the Offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order. Provided the Subscription Offering has begun, the Holding Company may begin the Firm Commitment Underwritten Offering at any time. The Holding Company reserves the right to reject any or all orders, in whole or in part, that are received in the Firm Commitment Underwritten Offering.

If, for any reason, a Syndicated Community Offering or Firm Commitment Underwritten Offering of Subscription Shares not sold in the Subscription Offering or any Community Offering cannot be effected, or if any insignificant residue of Subscription Shares is not sold in the Subscription Offering, Community Offering or any Syndicated Community Offering or Firm Commitment Underwritten Offering, the Holding Company will use its best efforts to make other arrangements for the disposition of unsubscribed shares aggregating at least the minimum of the Offering Range. Such other purchase arrangements will be subject to receipt of any required approval of the Bank Regulators.

17

14.	LIMITATIONS ON PURCHASES

The following limitations shall apply to all purchases and issuances of shares of Conversion Stock:

A.            The maximum number of Subscription Shares that may be subscribed for or purchased in all categories in the Offering by any Person or Participant, together with any Associate or group of Persons Acting in Concert, shall not exceed $1,200,000 of Subscription Shares, except that the Employee Plans may subscribe for up to 10% of the Subscription Shares issued in the Offering (including shares issued in the event of an increase in the maximum of the Offering Range of 15%).

B.            The maximum number of shares of Holding Company Common Stock that may be issued to or purchased in all categories of the Offering by Officers and Directors and their Associates in the aggregate shall not exceed 25% of the shares of Conversion Stock.

C.            The maximum number of Subscription Shares that may be subscribed for or purchased in all categories of the Offering by any Person or Participant together with purchases by any Associate or group of Persons Acting in Concert, combined with Exchange Shares received by any such Person or Participant together with any Associate or group of Persons Acting in Concert, shall not exceed 9.9% of the shares of Conversion Stock, except that this ownership limitation shall not apply to the Employee Plans. However, Minority Stockholders will not be required to sell any shares of Holding Company Common Stock or be limited from receiving any Exchange Shares or be required to divest themselves of any Exchange Shares as a result of this limitation.

D.            A minimum of twenty-five (25) Subscription Shares must be purchased by each Person or Participant purchasing shares in the Offering to the extent those shares are available; provided, however, that if the product of the minimum number of Subscription Shares purchased multiplied the Subscription Price exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares that when multiplied by the price per share shall not exceed $500, as determined by the Boards of Trustees/Directors of the Mutual Holding Company and the Holding Company.

E.            If the number of shares of Holding Company Common Stock otherwise allocable pursuant to Sections 8 through 13, inclusive, to any Person or that Person’s Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Holding Company Common Stock allocated to each such person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person’s Associates shall be reduced so that the aggregate allocation to that Person and his or her Associates complies with the above limits.

18

Depending upon market or financial conditions, the Boards of Trustees/Directors of the Holding Company and the Mutual Holding Company, with the receipt of any required approvals of the Bank Regulators and without further approval of Voting Depositors, may decrease or increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the Subscription Shares issued in the Offering except as provided below. If the Mutual Holding Company and the Holding Company increase the maximum purchase limitations, the Mutual Holding Company and the Holding Company are only required to resolicit Participants who subscribed for the maximum purchase amount in the Subscription Offering and who indicated a desire to be resolicited on the Order Form and may, in the sole discretion of the Mutual Holding Company and the Holding Company, resolicit certain other large purchasers. In the event of such a resolicitation, the Mutual Holding Company and the Holding Company shall have the right, in their sole discretion, to require such persons to supply immediately available funds for the purchase of additional Subscription Shares. Such persons will be prohibited from paying with a personal check, but the Mutual Holding Company and the Holding Company may allow payment by wire transfer. If the maximum purchase limitation is increased to 5% of the shares issued in the Offering, such limitation may be further increased to 9.99%, provided that orders for Subscription Shares exceeding 5% of the Subscription Shares issued in the Offering shall not exceed in the aggregate 10% of the total Subscription Shares issued in the Offering. Decisions on whether to fulfill requests to purchase additional Subscription Shares, if the purchase limitation is so increased, will be determined by the Boards of Trustees/Directors of the Mutual Holding Company and the Holding Company in their sole discretion.

In the event of an increase in the total number of shares offered in the Offering due to an increase in the maximum of the Offering Range of up to 15%, the additional shares may be used to fill the Employee Plans’ orders before all other orders and then will be allocated in accordance with the priorities set forth in this Plan.

For purposes of this Section 14, (i) Directors, Officers and Employees of the Bank, the Mid-Tier Holding Company and the Mutual Holding Company or any of their subsidiaries shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in paragraphs A. and B. of this Section 14, and (iii) shares purchased by a Tax-Qualified Employee Stock Benefit Plan pursuant to instructions of an individual in an account in such plan in which the individual has the right to direct the investment, including any plan of the Bank qualified under Section 401(k) of the Code, shall be aggregated and included in that individual’s purchases and not attributed to the Tax-Qualified Employee Stock Benefit Plan.

Each Person purchasing Subscription Shares in the Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

15.	PAYMENT FOR SUBSCRIPTION SHARES

All payments for Subscription Shares subscribed for in the Subscription Offering and Community Offering must be delivered in full to the Bank or Holding Company, together with a properly completed and executed Order Form, on or before the expiration date of the Offering; provided, however, that if the Employee Plans subscribe for shares in the Subscription Offering, such plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares subscribed for by such plans at the Subscription Price upon consummation of the Conversion. Subscription funds will be held in a segregated account at the Bank.

19

Except as set forth in Section 14.E., above, payment for Subscription Shares shall be made by personal check, money order or bank draft from the subscriber. Alternatively, subscribers in the Subscription and Community Offerings may pay for the shares for which they have subscribed by cash or by authorizing the Bank on the Order Form to make a withdrawal from the designated types of Deposit Accounts at the Bank in an amount equal to the aggregate Subscription Price of such shares. Such authorized withdrawal shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate or similar account rate. Funds for which a withdrawal is authorized will remain in the subscriber’s Deposit Account but may not be used by the subscriber during the Offering. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Subscription Price. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest on funds received by check, draft, money order or cash will be paid by the Bank at not less than the passbook rate or similar account rate. Such interest will be paid from the date payment is processed by the Bank until consummation or termination of the Offering. If for any reason the Offering is not consummated, all payments made by subscribers in the Subscription and Community Offerings will be refunded to them, with interest. In case of amounts authorized for withdrawal from Deposit Accounts, refunds will be made by canceling the authorization for withdrawal. The Bank is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of Subscription Shares in the Offering.

16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

As soon as practicable after the registration statement prepared by the Holding Company has been declared effective by the SEC and the stock offering materials have been approved by the Bank Regulators, Order Forms will be distributed to the Participants at their last known addresses appearing on the records of the Bank to subscribe for shares of Holding Company Common Stock in the Subscription Offering and will be made available for use by any other Persons to whom a Prospectus is delivered. Each Order Form will be preceded or accompanied by a Prospectus describing the Mutual Holding Company, the Holding Company, the Bank, the Holding Company Common Stock and the Offering. Each Order Form will contain, among other things, the following:

A.            A specified date by which all Order Forms must be received by the Holding Company, or its agent, which date shall be not less than twenty (20) days, nor more than forty-five (45) days, following the date on which the Order Forms are first mailed to Participants by the Mutual Holding Company or the Holding Company, and which date will constitute the termination of the Subscription Offering unless extended;

20

B.            The Subscription Price for the Subscription Shares to be sold in the Offering;

C.            A description of the minimum and maximum number of Subscription Shares that may be subscribed for pursuant to the exercise of subscription rights or otherwise purchased in the Subscription and Community Offerings;

D.            Instructions as to how the recipient of the Order Form is to indicate thereon the number of Subscription Shares for which such Person elects to subscribe and the available alternative methods of payment therefor;

E.            An acknowledgment that the recipient of the Order Form has received a final copy of the Prospectus before the execution of the Order Form;

F.            A statement to the effect that all subscription rights are nontransferable, will be void at the end of the Subscription Offering, and can only be exercised by delivering to the Holding Company or its agent within the subscription period such properly completed and executed Order Form, together with payment in the full amount of the aggregate purchase price as specified in the Order Form for the Subscription Shares for which the recipient elects to subscribe in the Subscription Offering (or by authorizing on the Order Form that the Bank withdraw said amount from the subscriber’s Deposit Account(s) at the Bank); and

G.            A statement to the effect that the executed Order Form, once received by the Mutual Holding Company or the Holding Company, may not be modified or amended by the subscriber without the consent of the Holding Company.

Notwithstanding the above, the Mutual Holding Company and the Holding Company reserve the right in their sole discretion to accept or reject orders received on photocopied or facsimiled order forms.

17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORM; INSUFFICIENT PAYMENT

If Order Forms (a) are not delivered or are not timely delivered by the United States Postal Service, (b) are not received by the Holding Company or are received by the Holding Company or its agent after the expiration date specified thereon, (c) are defectively completed or executed, (d) are not accompanied by the full required payment for the Subscription Shares subscribed for (including cases in which deposit accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the Account Holder, the subscription rights of the Participant to whom such rights have been granted will lapse as though such Participant failed to return the completed Order Form within the time period specified thereon; provided, however, that the Holding Company may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Holding Company may specify. The interpretation by the Holding Company of terms and conditions of this Plan and of the Order Forms will be final, subject to the authority of the Bank Regulators.

21

18.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

The Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for Subscription Shares pursuant to this Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase Subscription Shares in the Subscription Offering if such Person resides in a foreign country or in a state or other jurisdiction of the United States with respect to which any of the following apply: (a) a small number of Persons otherwise eligible to subscribe for shares under this Plan reside in such state; (b) the issuance of subscription rights or the offer or sale of Subscription Shares to such Persons would require the Holding Company under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (c) such registration or qualification would be impracticable for reasons of cost or otherwise.

19.	ESTABLISHMENT OF LIQUIDATION ACCOUNTS

The Delaware Corporation shall establish a Liquidation Account at the time of the MHC Charter Conversion in an amount equal to the product of (i) the Majority Ownership Interest and (ii) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Conversion, plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company before the effective date of the Conversion (excluding its ownership of Mid-Tier Holding Company common stock). The Holding Company shall assume the Liquidation Account at the time of the Holding Company Merger. Following the Conversion, the Liquidation Account will be maintained for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his or her Deposit Account, hold a related inchoate interest in a portion of the Liquidation Account balance in relation to his or her Deposit Account balance at the Eligibility Record Date or the Supplemental Eligibility Record Date, respectively, or to such balance as it may be subsequently reduced, as hereinafter provided. The Holding Company also shall cause the Bank to establish and maintain the Bank Liquidation Account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Deposit Accounts at the Bank.

In the unlikely event of a complete liquidation of (i) the Bank or (ii) the Bank and the Holding Company (and only in such event) following all liquidation payments to creditors (including those to Account Holders to the extent of their Deposit Accounts), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the Liquidation Account in the amount of the then adjusted subaccount balance for such Eligible Account Holder’s or Supplemental Eligible Account Holder’s Deposit Account, before any liquidation distribution may be made to any holders of the Holding Company’s capital stock. A merger, consolidation or similar combination with another FDIC-insured depository institution or holding company thereof, in which the Holding Company and/or the Bank is not the surviving entity, shall not be deemed to be a complete liquidation for this purpose. In such transactions, the Liquidation Account shall be assumed by the surviving holding company or institution.

22

In the unlikely event of a complete liquidation of either (i) the Bank or (ii) the Bank and the Holding Company (and only in such event) following all liquidation payments to creditors of the Bank (including those to Account Holders to the extent of their Deposit Accounts), at a time when the Bank has a positive net worth and the Holding Company does not have sufficient assets (other than the stock of the Bank) at the time of liquidation to fund its obligations under the Liquidation Account, the Bank, with respect to the Bank Liquidation Account shall immediately pay directly to each Eligible Account Holder and Supplemental Eligible Account Holder an amount necessary to fund the Holding Company’s remaining obligations under the Liquidation Account before any liquidating distribution may be made to any holders of the Bank’s capital stock and without making such amount subject to the Holding Company’s creditors. Each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a distribution from the Bank Liquidation Account, in the amount of the then adjusted subaccount balance for his or her Deposit Account then held, before any distribution may be made to any holders of the Holding Company’s or Bank’s capital stock.

In the event of a complete liquidation of the Holding Company where the Bank is not also completely liquidating, or in the event of a sale or other disposition of the Holding Company apart from the Bank, each Eligible Account Holder and Supplemental Eligible Account Holder shall be treated as surrendering such Person’s rights to the Liquidation Account and receiving from the Holding Company an equivalent interest in the Bank Liquidation Account. Each such holder’s interest in the Bank Liquidation Account shall be subject to the same rights and terms as if the Bank Liquidation Account were the Liquidation Account (except that the Holding Company shall cease to exist).

The initial subaccount balance for a Deposit Account held by an Eligible Account Holder and Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction, the numerator of which is the amount of the Qualifying Deposits of such Eligible Account Holder or Supplemental Eligible Account Holder and the denominator of which is the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders. For Deposit Accounts in existence at both the Eligibility Record Date and the Supplemental Eligibility Record Date, separate initial subaccount balances shall be determined on the basis of the Qualifying Deposits in such Deposit Account on each such record date. Such initial subaccount balance shall not be increased, but shall be subject to downward adjustment as described below.

If, at the close of business on any fiscal year end closing date, commencing on or after the effective date of the Conversion, the deposit balance in the Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the lesser of (i) the balance in the Deposit Account at the close of business on any other annual closing date after the Eligibility Record Date or Supplemental Eligibility Record Date, or (ii) the amount of the Qualifying Deposit in such Deposit Account as of the Eligibility Record Date or Supplemental Eligibility Record Date, then the subaccount balance for such Deposit Account shall be adjusted downward by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any subsequent increase in the deposit balance of the related Deposit Account. If any such Deposit Account is closed, the related subaccount shall be reduced to zero.

23

The creation and maintenance of the Liquidation Account and the Bank Liquidation Account shall not operate to restrict the use or application of any capital of the Holding Company or the Bank, except that neither the Holding Company nor the Bank shall declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its equity to be reduced below: (i) the amount required for the Liquidation Account or the Bank Liquidation Account, as applicable; or (ii) the regulatory capital requirements of the Holding Company (to the extent applicable) or the Bank. Neither the Holding Company nor the Bank shall be required to set aside funds in connection with its obligations hereunder relating to the Liquidation Account and the Bank Liquidation Account, respectively. Eligible Account Holders and Supplemental Eligible Account Holders do not retain any voting rights in either the Holding Company or the Bank based on their interests in the Liquidation Account or the Bank Liquidation Account.

The amount of the Bank Liquidation Account shall equal at all times the amount of the Liquidation Account, and the Bank Liquidation Account shall be reduced by the same amount and upon the same terms as any reduction in the Liquidation Account. In no event will any Eligible Account Holder or Supplemental Eligible Account Holder be entitled to a distribution that exceeds such holder’s subaccount balance in the Liquidation Account.

For a period of three (3) years following the completion of the Conversion, the Holding Company will not without prior Federal Reserve approval (i) sell or liquidate the Holding Company, or (ii) cause the Bank to be sold or liquidated. Upon the written request of the Federal Reserve, the Holding Company shall, or upon the prior written approval of the Federal Reserve the Holding Company may, at any time after two (2) years from the completion of the Conversion, transfer the Liquidation Account to the Bank, at which time the Liquidation Account shall be assumed by the Bank and the interests of Eligible Account Holders and Supplemental Eligible Account Holders will be solely and exclusively established in the Bank Liquidation Account. In the event such transfer occurs, the Holding Company shall be deemed to have transferred the Liquidation Account to the Bank and such Liquidation Account shall be subsumed into the Bank Liquidation Account and shall not be subject in any manner or amount to the claims of the Holding Company’s creditors. Approval of this Plan by the Voting Depositors and Stockholders shall constitute approval of the transactions described herein.

20.	VOTING RIGHTS OF STOCKHOLDERS

Following consummation of the Conversion, the holders of the voting capital stock of the Holding Company shall have the exclusive voting rights with respect to the Holding Company.

24

21.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION OF SUBSCRIPTION SHARES

A.            All Subscription Shares purchased by Directors or Officers of the Mutual Holding Company, the Mid-Tier Holding Company or the Bank in the Offering shall be subject to the restriction that, except as provided in this Section or as may be approved by the Bank Regulators, no interest in such shares may be sold or otherwise disposed of for value for a period of one (1) year following the date of purchase in the Offering.

B.            The restriction on disposition of Subscription Shares set forth above in this Section shall not apply to the following:

1.	Any exchange of such shares in connection with a merger or acquisition involving the Bank or the Holding Company, as the case may be, which has been approved by a federal regulatory agency; and

2.	Any disposition of such shares following the death or judicial declaration of incompetency of the person to whom such shares were initially sold under the terms of this Plan.

C.            With respect to Subscription Shares subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply:

1.	Each certificate (or record of ownership) representing shares restricted by this Section shall bear a legend (or appropriate notation) giving notice of the restriction;

2.	Instructions shall be issued to the stock transfer agent for the Holding Company not to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

3.	Any shares of capital stock of the Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding Subscription Shares subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Subscription Shares.

22.	REQUIREMENTS FOR STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE CONVERSION

For a period of three (3) years following the Conversion, no Officer, Director or their Associates shall, without the prior written approval of the Bank Regulators, purchase or acquire any outstanding shares of Holding Company Common Stock except from a broker-dealer registered with the SEC. This provision shall not apply to negotiated transactions involving more than 1% of the outstanding shares of Holding Company Common Stock, the exercise of any options pursuant to a stock option plan or purchases of Holding Company Common Stock made by or held by any Tax-Qualified Employee Stock Benefit Plan or Non-Tax-Qualified Employee Stock Benefit Plan of the Bank or the Holding Company (including the Employee Plans) that may be attributable to any Officer or Director. As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term “investment representative” shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

25

23.	TRANSFER OF DEPOSIT ACCOUNTS

Each person holding a Deposit Account at the Bank at the time of Conversion shall retain an identical Deposit Account at the Bank following Conversion in the same amount and subject to the same terms and conditions (except as to voting and liquidation rights) applicable to such Deposit Account in the Bank immediately before the completion of the Conversion.

24.	REGISTRATION AND MARKETING

For the time period required by applicable laws and regulations, the Holding Company will register the securities issued in connection with the Conversion pursuant to the Securities Exchange Act of 1934 and will not deregister such securities for a period of at least three (3) years from the date of the Conversion, except that the requirement to maintain the registration of such securities for three (3) years may be fulfilled by any successor to the Holding Company. In addition, the Holding Company will use its best efforts to encourage and assist a market-maker to establish and maintain a market for the Conversion Stock and to list those securities on a national or regional securities exchange unless otherwise permitted by the Federal Reserve.

25.	TAX RULINGS OR OPINIONS

Consummation of the Conversion is expressly conditioned upon prior receipt by the Mutual Holding Company, the Mid-Tier Holding Company and the Bank of either a ruling, an opinion of counsel or a letter of advice from their tax advisor(s) regarding the federal and state income tax consequences of the Conversion to the Mutual Holding Company, the Mid-Tier Holding Company, the Bank and the Account Holders and Voting Depositors receiving subscription rights in the Conversion.

26.	STOCK BENEFIT PLANS AND EMPLOYMENT AGREEMENTS

A.            The Holding Company and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the Conversion, including without limitation, an ESOP. Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Holding Company Common Stock in the Offering, to the extent permitted by the terms of such benefit plans and this Plan.

26

B.            As a result of the Conversion, the Holding Company shall be deemed to have ratified and approved all employee stock benefit plans maintained by the Bank and shall have agreed to issue (and reserve for issuance) Holding Company Common Stock pursuant to the terms of such benefit plans. Upon consummation of the Conversion, the Mid-Tier Holding Company common stock held by such benefit plans shall be converted into the right to receive Holding Company Common Stock based upon the Exchange Ratio. Also upon consummation of the Conversion, (i) rights to purchase, sell or receive Mid-Tier Holding Company common stock and rights to elect to make payment in Mid-Tier Holding Company common stock under any agreement between the Bank or the Mid-Tier Holding Company and any Director, Officer or Employee thereof or under any plan or program of the Bank or the Mid-Tier Holding Company, shall automatically, by operation of law, be converted into and shall become an identical right to purchase, sell or receive Holding Company Common Stock and an identical right to make payment in Holding Company Common Stock under any such agreement between the Bank or the Mid-Tier Holding Company and any Director, Officer or Employee thereof or under such plan or program of the Bank, and (ii) rights outstanding under all stock option plans shall be converted into the right for a number of shares of Holding Company Common Stock based upon the Exchange Ratio and the number of shares of Mid-Tier Holding Company common stock that were available thereunder immediately before the consummation of the Conversion, with the price adjusted to reflect the Exchange Ratio but with no change in any other term or condition of such right.

C.            The Holding Company and the Bank are authorized to adopt stock option plans and restricted stock award plans, provided that such plans conform to any applicable regulations. The Holding Company and the Bank intend to implement a stock option plan and a restricted stock award plan no earlier than six (6) months after completion of the Conversion. Stockholder approval of these plans will be required. If adopted within twelve (12) months following the completion of the Conversion, the stock option plan will reserve a number of shares equal to up to 10% of the shares sold in the Offering and the stock award plan will reserve a number of shares equal to up to 4% of the shares sold in the Offering for awards to Employees and Directors at no cost to the recipients (unless the Bank’s tangible capital is less than 10% upon completion of the Offering in which case the stock award plan will reserve a number of shares equal to up to 3% of the shares sold in the Offering), subject to adjustment, if any, as may be required by Federal Reserve regulations or policy in effect to reflect stock options or restricted stock granted by the Mid-Tier Holding Company before the completion of the Conversion. Stock option plans and restricted stock award plans implemented more than twelve (12) months following the completion of the Conversion are not subject to the restrictions set forth in the preceding sentence. Shares for such plans may be issued from authorized but unissued shares, treasury shares or repurchased shares.

D.            The Holding Company and the Bank are authorized to enter into employment agreements and/or change in control agreements with their executive officers.

27.	RESTRICTIONS ON ACQUISITION OF BANK AND HOLDING COMPANY

A.            For a period of one (1) year from the date of consummation of the Conversion, no person, other than the Holding Company, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Bank without the prior written consent of the Department, and the provisions of Article III-A of the New York Banking Law shall apply to any such acquisition. For a period of three (3) years from the date of consummation of the Conversion, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Holding Company without the prior written consent of the Federal Reserve. Nothing in this Plan shall prohibit the Holding Company from taking actions permitted under 12 C.F.R. 239.63(f).

27

B.            The Articles of Incorporation of the Holding Company may contain a provision stipulating that in no event shall any record owner of any outstanding shares of Holding Company Common Stock who beneficially owns in excess of 10% of such outstanding shares be entitled or permitted to vote any shares held in excess of 10% of the Holding Company’s outstanding shares. In addition, the Articles of Incorporation and Bylaws of the Holding Company may contain provisions that provide for, or prohibit, as the case may be, staggered terms of the directors, qualifications for directors, noncumulative voting for directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.

C.            For the purposes of this Section:

(1)	The term “person” includes an individual, a firm, a corporation or other entity;

(2)	The term “offer” includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

(3)	The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

(4)	The term “security” includes non-transferable subscription rights issued pursuant to a plan of conversion as well as a “security” as defined in 15 U.S.C. § 77b(a)(1).

28.	PAYMENT OF DIVIDENDS AND THE REPURCHASE OF STOCK

A.            The Holding Company shall comply with applicable regulations in the repurchase of any shares of its capital stock following consummation of the Conversion. The Holding Company shall not declare or pay a cash dividend on, or repurchase any of, its capital stock, if such dividend or repurchase would reduce its capital below the amount then required for the Liquidation Account.

B.            The Bank shall not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect thereof would cause its regulatory capital to be reduced below its applicable regulatory capital requirements.

28

29.	ARTICLES OF INCORPORATION

By voting to approve this Plan, Stockholders will be voting to adopt the amendments to the Articles of Incorporation of the Holding Company.

30.	CONSUMMATION OF CONVERSION AND EFFECTIVE DATE

The effective date of the Conversion shall be the date upon which the Certificate of Conversion, Certificate of Incorporation, the Articles of Merger and the Certificate of Merger shall become effective. The Certificate of Conversion, Certificate of Incorporation, Articles of Merger and the Certificate of Merger shall be filed after all requisite regulatory Voting Depositor and Stockholder approvals have been obtained, all applicable waiting periods have expired, and sufficient subscriptions and orders for Subscription Shares have been received. The closing of the sale of all shares of Holding Company Common Stock sold in the Offering and the Exchange Offering shall occur simultaneously on the effective date of the closing.

31.	EXPENSES OF CONVERSION

The Mutual Holding Company, the Mid-Tier Holding Company and the Bank may retain and pay for the services of legal, financial and other advisors to assist in connection with any or all aspects of the Conversion, including the Offering, and such parties shall use their best efforts to assure that such expenses shall be reasonable.

32.	AMENDMENT OR TERMINATION OF PLAN

If deemed necessary or desirable, this Plan may be substantively amended as a result of comments from the Bank Regulators or otherwise at any time before the meetings of Voting Depositors and Stockholders to vote on this Plan by the Board of Trustees of the Mutual Holding Company, and at any time thereafter by the Board of Trustees of the Mutual Holding Company with the concurrence of the Bank Regulators. Any amendment to this Plan made after approval by Voting Depositors and Stockholders with the approval of the Bank Regulators shall not necessitate further approval by Voting Depositors or Stockholders unless otherwise required by the Bank Regulators. The Board of Trustees of the Mutual Holding Company may terminate this Plan at any time before the Depositor Meeting and the Stockholder Meeting, and at any time thereafter with the concurrence of the Bank Regulators.

By adoption of this Plan, Voting Depositors and Stockholders authorize the Board of Trustees of the Mutual Holding Company to amend or terminate this Plan under the circumstances set forth in this Section.

29

33.	CONDITIONS TO CONSUMMATION OF CONVERSION

Consummation of the Conversion pursuant to this Plan is expressly conditioned upon the following:

A.            No provision contained in this Plan shall have been determined by the Department to be inequitable or detrimental to the Mutual Holding Company, the depositors of the Bank, or to be contrary to the public interest.

B.            Prior receipt by the Mutual Holding Company, the Mid-Tier Holding Company and the Bank of rulings of the United States Internal Revenue Service and the state taxing authorities, or opinions of counsel or tax advisors as described in Section 25 hereof;

C.            The issuance of the Subscription Shares offered in the Conversion;

D.            The issuance of Exchange Shares; and

E.            The completion of the Conversion within the time period specified in Section 3 of this Plan.

34.	INTERPRETATION

All interpretations of this Plan and application of its provisions to particular circumstances by a majority of the Board of Trustees of the Mutual Holding Company, and to the extent otherwise provided herein, the Board of Directors of the Holding Company, shall be final, subject to the authority of the Bank Regulators.

Dated: April 21, 2026

30

Exhibit A

Rhinebeck Interim Corporation

CERTIFICATE OF INCORPORATION

FIRST: The name of the Corporation is Rhinebeck Interim Corporation (hereinafter referred to as the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH:

A.            The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred (100) shares of Common Stock, par value one cent ($0.01) per share (the “Common Stock”).

B.            Under applicable law, the Corporation must establish and maintain a liquidation account (the “Liquidation Account”) for the benefit of certain Eligible Account Holders and Supplemental Eligible Account Holders, as such terms are defined in the Plan of Conversion and Reorganization of Rhinebeck Bancorp, MHC dated February 10, 2026, as may be amended (the “Plan of Conversion”). In the event of a complete liquidation involving (i) the Corporation, (ii) Rhinebeck Bancorp, Inc., a Maryland corporation and the majority-owned subsidiary of the Corporation, or (iii) Rhinebeck Bank, a New York state stock savings bank that is the wholly-owned subsidiary of Rhinebeck Bancorp, Inc., the Corporation must comply with the regulations of the Board of Governors of the Federal Reserve and the provisions of the Plan of Conversion with respect to the amount and priorities of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account. The interest of an Eligible Account Holder or Supplemental Eligible Account Holder in the Liquidation Account does not entitle such account holders to voting rights.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

A.            The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.            The Directors of the Corporation need not be elected by written ballot. Stockholders may not cumulate their votes for election of directors.

C.            Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may be effected by the unanimous consent in writing by such stockholders. Any action required or permitted to be taken by the Board of Directors of the Corporation may be effected by the unanimous written consent of the Board of Directors.

SIXTH:

A.            The number of Directors shall initially be nine and shall thereafter be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The Directors shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter. At each annual meeting of stockholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Directors shall be elected by a plurality of the votes cast.

B.            The names and classes of the initial Directors of the Corporation are as follows:

Name	Term Expires
Christopher W. Chestney	2027
Shannon Martin LaFrance	2027
Nancy K. Patzwahl	2027
Donald E. Beeler, Jr.	2028
Freddimir Garcia	2028
William C. Irwin	2028
Steven E. Howell	2029
Sharon A. McGinnis	2029
Matthew J. Smith	2029

The mailing address of each initial Director of the Corporation is 2 Jefferson Plaza, Poughkeepsie, New York 12601.

SEVENTH:

A.            Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

2

B.            The right to indemnification conferred in Section A of this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires an advancement of expenses incurred by an indemnitee in his or her capacity as a Director of Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article SEVENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C.            If a claim under Section A or B of this Article SEVENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee also shall be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article SEVENTH or otherwise shall be on the Corporation.

3

D.            The rights to indemnification and to the advancement of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under the Corporation’s Certificate of Incorporation or any statute, agreement, vote of stockholders or disinterested Directors or otherwise.

E.            The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F.            The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article SEVENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

EIGHTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

4

NINTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 85% of the voting power of all of the then-outstanding shares of Common Stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to amend or repeal this Article NINTH, Sections C or D of Article FIFTH, or Article SIXTH.

TENTH: The name and mailing address of the sole incorporator are as follows:

Name	Mailing Address

Matthew J. Smith	2 Jefferson Plaza Poughkeepsie, New York 12601

5

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereto set my hand this ___ day of ________, 2026.

Matthew J. Smith
Incorporator

6

Exhibit B

MERGER AGREEMENT BETWEEN

Rhinebeck Interim Corporation

AND

RHINEBECK BANCORP, INC.

THIS MERGER AGREEMENT (the “Merger Agreement”), dated as of [________], is made by and between Rhinebeck Interim Corporation (the “Mutual Holding Company”) and Rhinebeck Bancorp, Inc. (the “Mid-Tier Holding Company”). Capitalized terms have the respective meanings given them in the Plan of Conversion and Reorganization of Rhinebeck Bancorp, MHC (the “Plan”), unless otherwise defined herein.

RECITALS:

1.        The Mutual Holding Company is a Delaware stock corporation that owns approximately 57% of the outstanding common stock of the Mid-Tier Holding Company.

2.        The Mid-Tier Holding Company is a Maryland-chartered corporation and registered bank holding company that owns 100% of the outstanding common stock of Rhinebeck Bank, a New York stock savings bank (the “Bank”).

3.        At least two-thirds of the members of the boards of directors of the Mutual Holding Company and the Mid-Tier Holding Company have approved this Merger Agreement, whereby the Mutual Holding Company shall merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the surviving or resulting corporation (the “Merger”), and have authorized the execution and delivery thereof.

4.        This Merger Agreement was approved and adopted by the Board of Directors of the Mutual Holding Company in accordance with Section 251(f) of the Delaware General Corporation Law, as no shares of stock of such corporation were issued prior to the adoption by its Board of Directors of the resolution approving this Merger Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, the parties hereto have agreed as follows:

1.        Merger. At and on the effective date of the Merger (the “Effective Date”), the Mutual Holding Company will merge with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the resulting entity (the “Resulting Corporation”) whereby the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be canceled and the depositors of Rhinebeck Bank who received liquidation interests in the Mutual Holding Company in the MHC Charter Conversion will receive liquidation interests in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company, and Minority Stockholders immediately before the consummation of the Conversion will exchange their Minority Shares for Exchange Shares in the Exchange Offering pursuant to the Exchange Ratio.

2.        Articles of Incorporation and Bylaws of Mid-Tier Holding Company. The Articles of Incorporation of the Mid-Tier Holding Company shall be amended to establish a liquidation account. The bylaws of the Mid-Tier Company shall be unchanged as the result of the Merger.

3.        Effective Date. The Merger shall not be effective until and unless: (x) the Plan is approved by (A) the applicable regulatory authorities and (B) by at least: (i) two-thirds of the total votes eligible to be cast by the Stockholders of the Mid-Tier Holding Company; (ii) a majority of the total votes eligible to be cast by Minority Stockholders of the Mid-Tier Holding Company; (iii) 75% of the votes cast by Voting Depositors; and (iv) a majority of the total votes eligible to be cast by Voting Depositors; (y) the Certificate of Conversion and Certificate of Incorporation of the Mutual Holding Company, with respect to the MHC Charter Conversion, shall have been filed with the Delaware Division, and (z) the Articles of Merger, with respect to the Merger, shall have been filed with the Maryland Department and the Certificate of Merger, with respect to the Merger, shall have been filed with the Delaware Division. Approval of the Plan by the Voting Depositors shall constitute approval of this MHC Merger Agreement by the Voting Depositors. Approval of the Plan by Stockholders, including the Minority Stockholders, shall constitute approval of this MHC Merger Agreement by the Stockholders.

4.        Name. The name of the Resulting Corporation shall be “Rhinebeck Bancorp, Inc.”

5.        Office. The main office of the Resulting Corporation shall be 2 Jefferson Plaza, Poughkeepsie, NY 12601.

6.        Directors and Officers. The directors and officers of the Mid-Tier Holding Company immediately before the Effective Date shall be the directors and officers of the Resulting Corporation after the Effective Date.

7.        Rights and Duties of the Resulting Corporation. At the Effective Date, the Mutual Holding Company shall be merged with and into the Mid-Tier Holding Company with the Mid-Tier Holding Company as the Resulting Corporation. The business of the Resulting Corporation shall be that of a Maryland-chartered corporation as provided in its Articles of Incorporation, as amended. All assets, rights, interests, privileges, powers, franchises and property (real, personal and mixed) of the Mid-Tier Holding Company and the Mutual Holding Company shall be transferred automatically to and vested in the Resulting Corporation by virtue of the MHC Merger without any deed or other document of transfer. The Resulting Corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as the agent or other fiduciary in the same manner and to the same extent as such rights, franchises, interests and powers were held or enjoyed by the Mid-Tier Holding Company and the Mutual Holding Company. The Resulting Corporation shall be responsible for all of the liabilities, restrictions and duties of every kind and description of the Mid-Tier Holding Company and the Mutual Holding Company immediately before the consummation of the MHC Merger, including liabilities for all debts, obligations and contracts of the Mid-Tier Holding Company and the Mutual Holding Company, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of the Mid-Tier Holding Company or the Mutual Holding Company. The Stockholders of the Mid-Tier Holding Company shall possess all voting rights with respect to the shares of stock of the Resulting Corporation. All rights of creditors and other obligees and all liens on property of the Mid-Tier Holding Company and the Mutual Holding Company shall be preserved and shall not be released or impaired.

2

8.        Rights of Depositors and Stockholders. At the Effective Date, the shares of Mid-Tier Holding Company common stock held by the Mutual Holding Company will be canceled and Depositors will constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their ownership interests in the Mutual Holding Company, and the Minority Stockholders immediately before the consummation of the Conversion will exchange their Minority Shares for Exchange Shares in the Exchange Offering pursuant to the Exchange Ratio.

9.        Other Terms. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this MHC Merger Agreement and the Conversion.

[Signature page immediately follows]

3

IN WITNESS WHEREOF, the Mutual Holding Company and the Mid-Tier Holding Company have caused this Merger Agreement to be executed as of the date first above written.

Rhinebeck Interim Corporation

ATTEST:

By:
Megan Bourgoin	Matthew J. Smith
Corporate Secretary	President and Chief Executive Officer

Rhinebeck Bancorp, Inc.

ATTEST:

By:
Megan Bourgoin	Matthew J. Smith
Corporate Secretary	President and Chief Executive Officer

4